CALLAHAN, JOHNSTON & ASSOCIATES, LLC
                  Certified Public Accountants and Consultants

Vital Health Technologies, Inc.
855 Village Center Drive Suite 315
North Oaks Minnesota 55127

                         INDEPENDENT PUBLIC ACCOUNTANTS

Ladies and Gentlemen:

We hereby consent to the use of the audited financial statements of Vital Health Technologies, Inc. as of December 31, 2001 and for the periods ended in the SB-2 filing. These financial statements were audited by us as indicated in our report dated January 19, 2002.


/s/ Callahan, Johnston & Associates, LLC
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CALLAHAN, JOHNSTON & ASSOCIATES, LLC

Minneapolis, Minnesota
June 6, 2002

7850 Metro Parkway, Suite 207, Minneapolis, MN 55425 Telephone: (952)858-7207
Fax: (952)858-7202 Email: callahan_johnston@msn.com